Exhibit 10.2

Navient Deferred Compensation Plan
(As Amended and Restated as of May 24, 2018)

Article 1.PURPOSE

Section 1.1.Navient Corporation offers the Navient Deferred Compensation Plan (the “Plan”) to certain key employees for the purpose of saving for retirement and other personal expenses on a tax-favored basis.

The Plan, originally named the Sallie Mae Deferred Compensation Plan for Key Employees, was adopted effective January 1, 1998.  Effective May 1, 2014, the Plan was amended and restated to reflect the assumption and continuation of the Sallie Mae Deferred Compensation Plan for Key Employees, a portion of which was spun-off to be maintained by New BLC Corporation, a Delaware Corporation (“SLM BankCo”), or an affiliate thereof, and the Plan was renamed the Navient Corporation Deferred Compensation Plan for Key Employees.

The Plan was amended and restated effective January 1, 2015 to reflect the merger of the Navient Supplemental 401(k) Savings Plan with and into the Navient Corporation Deferred Compensation Plan for Key Employees, and was renamed the Navient Deferred Compensation Plan, and again as of May 24, 2018.  This amended and restated Plan applies to amounts deferred under the Plan with respect to a Participant’s service on or after January 1, 2015.  The terms of the Plan (or, to the extent applicable, the terms of the Navient Supplemental 401(k) Savings Plan) in effect immediately before January 1, 2015 shall apply to amounts deferred under the Plan (or, to the extent applicable, the Navient Supplemental 401(k) Savings Plan) with respect to a Participant’s service prior to January 1, 2015.  For the avoidance of doubt, the terms of the Plan (or, to the extent applicable, the terms of the Navient Supplemental 401(k) Savings Plan) in effect immediately before January 1, 2015 shall apply to any annual cash performance-based compensation earned pursuant to the Navient Corporation 2014 Management Incentive Plan and deferred pursuant to a timely election made in 2014, as well as any Company contribution associated with such deferral.

With respect to amounts deferred hereunder that are subject to Code Section 409A, as amended, and any regulations and other official guidance issued thereunder, applicable provisions of the Plan document shall be interpreted to permit the deferral of compensation in accordance with Code Section 409A, and any provision that would conflict with such requirements shall not be valid or enforceable.

Article 2.DEFINITIONS

Section 2.1.The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

Account.  “Account” means the account or accounts established on behalf of a Participant, on the books of the Company, pursuant to Section 5.1, which shall be comprised of the following sub-accounts: one Retirement/Termination Distribution Account and/or one or more In-Service Distribution Accounts.

Administrator.  “Administrator” means the senior human resources officer of the Company.

Affiliate.  “Affiliate” means any firm, partnership, or corporation that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with Navient, provided such Affiliate is designated as such by the Administrator.  “Affiliate” also includes any other organization similarly related to the Company that is designated as such by the Administrator.

Alternative Company Contributions.  “Alternative Company Contributions” means the contributions made by the Company pursuant to Section 4.6, which were credited to the Retirement/Termination Distribution Account of eligible Participants for periods prior to the Effective Date.

Beneficiary.  “Beneficiary” means the person or persons designated as such in accordance with Section 12.3.

Board.  “Board” means the Board of Directors of Navient.

Bonus.  “Bonus” means any annual cash performance-based compensation earned pursuant to the Navient Corporation Management Incentive Plan or any successor plan to the Navient Corporation Management Incentive Plan.

Bonus Deferral.  “Bonus Deferral” means the portion of Bonus that otherwise would be payable to a Participant but for the Participant’s timely election to defer receipt of such payment pursuant to Section 4.2 of this Plan.

Code.  “Code” means the Internal Revenue Code of 1986, as amended from time to time.

Company.  “Company” means Navient and any Affiliate, unless the Affiliate has made an affirmative election not to adopt the Plan.  A Company may revoke its participation in the Plan at any time, but until such revocation, all the provisions of the Plan and amendments thereto shall apply to the Eligible Employees of the Company.  In the event a Company revokes its participation in the Plan, the Plan shall be deemed terminated only with respect to such Company.

Company Contributions.  “Company Contributions” means the contributions made by the Company pursuant to Section 4.5, which were credited to the Retirement/Termination Distribution Account of eligible Participants for periods prior to the Effective Date.

Disabled.  “Disabled” has the meaning set forth in the Navient Employees Comprehensive Welfare Benefits Plan with respect to the provision of long-term disability benefits (provided that the Participant qualifies as a “disabled” within the meaning of Treasury Regulation Section 1.409A-3(i)(4)).

Earnings Crediting Options.  “Earnings Crediting Options” means the deemed investment options that are offered under the Plan from time to time and selected by the Participant pursuant to which deemed earnings are credited to the Participant’s Account.

Effective Date. “Effective Date” means January 1, 2019.

Eligible Employee.  “Eligible Employee” means an Employee who (i) is at the Director level or above at the Company, and (ii) is designated by the Administrator as eligible to participate in the Plan.

Eligible Compensation.  “Eligible Compensation” means, for any given Plan Year, the sum of a Participant’s (i) Salary for the Plan Year, plus (ii) any Bonus earned in the calendar year immediately preceding the Plan Year and payable in the Plan Year; provided that such sum shall be reduced (but not below zero) by the dollar limit set forth in section 401(a)(17) of the Code that is applicable for the Plan Year.  Notwithstanding the preceding sentence, the Eligible Compensation of a Participant shall not exceed $500,000 in any given Plan Year.

Employee.  “Employee” means any individual employed by the Company, in accordance with the personnel policies and practices of the Company, including citizens of the United States employed outside of their home country and resident aliens employed in the United States; provided, however, that to qualify as an “Eligible Employee” for purposes of the Plan, the individual must be a member of a group of “key management or other highly compensated employees” within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974, as amended.

End Termination Date.  “End Termination Date” means the date of termination of a Participant’s Service with the Company and its Affiliates and shall be determined without reference to any compensation continuation arrangement or severance benefit arrangement that may be applicable.

Enrollment Agreement. “Enrollment Agreement” means the authorization, in form and substance satisfactory to the Administrator, which an Eligible Employee files in order to participate in the Plan.

In-Service Distribution Account. “In-Service Distribution Account” means a sub-account maintained on behalf of a Participant to record the amounts payable at a future date as specified in the Participant’s Enrollment Agreement.  Unless otherwise determined by the Administrator, a Participant may maintain no more than five In-Service Distribution Accounts.

Navient.  “Navient” means Navient Corporation, a Delaware Corporation.

Navient 401(k) Plan.  “Navient 401(k) Plan” means the Navient 401(k) Savings Plan.

Participant.  “Participant” means an Eligible Employee who has filed a complete Enrollment Agreement with the Administrator or the Administrator’s designee, in accordance with the provisions of Section 4, and who is making Salary Deferrals, Bonus

Deferrals and/or (for periods prior to the Effective Date) Target Dollar Deferrals into the Plan.  In the event that the Participant becomes incompetent, the term shall mean his or her personal representative or guardian, who shall have the rights of a Participant, except the right to change the form and timing of the commencement of benefits elected by the Participant on the Enrollment Agreement.  In the event of the death of a Participant, the term shall mean his or her Beneficiary, who shall have the rights of a Participant, except the right to change the form and timing of the commencement of benefits elected by the Participant on the Enrollment Agreement.  An individual shall remain a Participant until that individual has received full distribution of any amount credited to the Participant’s Account.

Plan.  “Plan” means this plan, the Navient Deferred Compensation Plan, as amended from time to time.

Plan Year.  “Plan Year” means the 12-month period beginning on each January 1 and ending on the following December 31.

Retirement.  “Retirement” means a Participant’s Termination of Employment, where the Participant has attained the age of sixty (60) and has served ten (10) or more Years of Service with the Company prior to his or her Termination of Employment.

Retirement/Termination Account.  “Retirement/Termination Account” means a sub-account maintained on behalf of a Participant to which Salary Deferrals and Bonus Deferrals are credited, and to which Target Dollar Deferrals, Company Contributions and Alternative Company Contributions were credited for periods prior to the Effective Date.

Salary.  “Salary” means the total amount of cash remuneration paid by the Company to an Eligible Employee for any calendar year of employment as base salary, including the Participant’s contributions of Salary under this Plan, any elective deferrals, as defined in section 402(g) of the Code, and any compensation contributed on behalf of an Eligible Employee to any cafeteria plan, as defined in section 125 of the Code, maintained by the Company or an Affiliate, but not taking into account any fringe benefits, moving and relocation expenses and other forms of welfare benefits.

Salary Deferral.  “Salary Deferral” means the portion of Salary that otherwise would be payable to a Participant but for the Participant’s timely election to defer receipt of such payment pursuant to Section 4.1 of this Plan.

Service.  “Service” means the period of time during which an employment relationship exists between an Employee and the Company, including any period during which the Employee is on an approved leave of absence, whether paid or unpaid.  “Service” includes employment prior to May 1, 2014, with SLM Corporation, or an affiliate of SLM Corporation.

Target Dollar Deferral.  For periods prior to the Effective Date, “Target Dollar Deferral” meant the portion of Salary that otherwise would be payable to a Participant but for the Participant’s timely election to defer receipt of such payment pursuant to Section 4.3 of this Plan. For periods on and after the Effective Date, no further Target Dollar Deferrals may be elected under the Plan.

Termination of Employment.  “Termination of Employment” or “Terminates Employment” means a termination of employment or other separation from Service from the Company as described in Code Section 409A and the regulations thereunder.

Valuation Date.  “Valuation Date” means each day on which the NASDAQ Stock Exchange is open for business, or such other date determined by the Administrator.

Year of Service. “Year of Service” means each 12-month period of Service.

Article 3.ADMINISTRATION OF THE PLAN AND DISCRETION

Section 3.1.The Administrator shall have full power and authority to interpret the Plan, to prescribe, amend and rescind any rules, forms and procedures as he or she deems necessary or appropriate for the proper administration of the Plan, and to make any other determinations and to take any other actions as he or she deems necessary or advisable in carrying out his or her duties under the Plan.  All action taken by the Administrator arising out of, or in connection with, the administration of the Plan or any rules adopted thereunder, shall, in each case lie within his or her sole discretion, and shall be final, conclusive and binding upon any Company, the Board, all Employees, all Beneficiaries of Employees and all persons and entities having an interest therein.  Notwithstanding any provision in this Plan to the contrary, the Administrator shall have no authority to take any action or make any decision which impacts solely on the Plan benefits of the Administrator.

Section 3.2.The Administrator shall serve without compensation for his or her services unless otherwise determined by the Board.  All expenses of administering the Plan shall be paid by the Company.

Section 3.3.Navient shall indemnify and hold harmless the Administrator from any and all claims, losses, damages, expenses (including counsel fees) and liability (including any amounts paid in settlement of any claim or any other matter with the consent of the Board) arising from any act or omission of such member, except when the same is due to gross negligence or willful misconduct.  Except as otherwise provided by law, neither the Administrator nor any other person who is an employee, officer and/or director of the Company, will incur any liability whatsoever on account of any matter connected with or related to the Plan or the administration of the Plan, unless such person has acted in bad faith, or has willfully neglected his or her duties, in respect of the Plan.

Section 3.4.Any decisions, actions or interpretations to be made under the Plan by the Administrator shall be made in his or her sole discretion, not as a fiduciary, and need not be uniformly applied to similarly situated individuals and shall be final, binding and conclusive on all persons interested in the Plan.

Article 4.DEFERRAL ELECTIONS

Section 4.1.Salary Deferrals.  An Eligible Employee will be offered the opportunity each Plan Year to defer a percentage of his or her Salary to be earned in the following Plan Year by timely filing a complete and fully executed Enrollment Agreement pursuant to procedures established by the Administrator.  A completed Enrollment Agreement must be filed by the Eligible Employee no later than the annual filing deadline established by the Administrator, but in no event later than the last day of the Plan Year (i.e., December 31 of the year prior to the year in which the Salary will be earned).  With respect to Salary Deferrals, a completed Enrollment Agreement shall become irrevocable on the first day of the subsequent Plan Year (i.e., January 1 of the year in which the Salary will be earned).

A completed Enrollment Agreement shall specify (a) the percentage of Salary to be deferred (pursuant to payroll reduction, and after required payroll taxes have been deducted), expressed in a whole percentage, and (b) whether the Salary Deferral will be allocated to a Retirement/Termination Account or to an In-Service Account.  A Participant shall allocate his or her Salary Deferral between these accounts in increments of one percent; provided, however, that 100 percent of such Salary Deferral may be allocated to one such account.  The Administrator may establish minimum or maximum amounts that may be deferred under this Section and may change such standards from time to time; provided, however, that in no event shall the maximum amount be permitted to exceed 80 percent of the Eligible Employee’s Salary.

Section 4.2.Bonus Deferrals.  An Eligible Employee will be offered the opportunity each Plan Year to defer a portion of his or her Bonus by timely filing a complete and fully executed Enrollment Agreement pursuant to procedures established by the Administrator.  Except as provided below with respect to Bonuses that qualify as performance-based compensation under Code Section 409A, a completed Enrollment Agreement must be filed by the Eligible Employee no later than the annual filing deadline established by the Administrator, but in no event later than the last day of the Plan Year immediately preceding Plan Year in which the Bonus will be earned (i.e., December 31 of the year prior to the year in which the Bonus will be earned).  In the case of any Bonus that is designated by the Company as a performance-based Bonus and which qualifies as performance-based compensation under Code Section 409A, a completed Enrollment Agreement must be filed by the Eligible Employee in accordance with Treasury Regulation §1.409A-2(a)(8) no later than the date that is six months before the end of the performance period related to such Bonus (which performance period shall be not less than 12 months), or such other earlier date designated by the Administrator.  With respect to Bonus Deferrals, a completed Enrollment Agreement shall become irrevocable on the day immediately following the latest date for filing such Enrollment Agreement.

A completed Enrollment Agreement shall specify (a) the percentage of Bonus to be deferred (pursuant to payroll reduction, and after required payroll taxes have been deducted), expressed in a whole percentage, and (b) whether the Bonus Deferral will be allocated to a Retirement/Termination Account or to an In-Service Account.  A Participant shall allocate his or her Bonus Deferral between these accounts in increments of one percent; provided, however, that 100 percent of such Bonus Deferral may be allocated to one such account.  The Administrator may establish minimum or maximum amounts that may be deferred under this Section and may change such standards from time to time; provided, however, that in no event shall the maximum amount be permitted to exceed 80 percent of the Eligible Employee’s Bonus.

Section 4.3.Target Dollar Deferrals. For periods prior to the Effective Date, each Eligible Employee designated by the Administrator was offered the opportunity each Plan Year to defer a fixed dollar amount, determined by the Company, of his or her Salary to be earned in the following Plan Year by timely filing a complete and fully executed Enrollment Agreement pursuant to procedures established by the Administrator. No Participant shall have the opportunity to make Target Dollar Deferrals for periods on or after the Effective Date.

Section 4.4.Newly Eligible Employees.  The Administrator may, in his or her discretion, permit Employees who first become Eligible Employees after the beginning of a Plan Year to enroll in the Plan for that Plan Year by filing a complete and fully executed Enrollment Agreement, in accordance with Sections 4.1 and 4.2, as soon as practicable following the date the Employee becomes an Eligible Employee, but in no event later than 30 days after such date.  Any election by an Eligible Employee pursuant to this Section to defer Salary shall apply only to such amounts as are earned by the Eligible Employee after the date on which such Enrollment Agreement is filed.  Notwithstanding anything in this Section to the contrary, a newly Eligible Employee shall not be eligible to elect to defer any Bonus earned in the Plan Year in which he or she first becomes an Eligible Employee, if he or she becomes an Eligible Employee after June 30 of the Plan Year.

Section 4.5.Company Contributions.  For periods prior to the Effective Date, a Participant who had completed one Year of Service was eligible to receive a Company Contribution, subject to the conditions set forth in this Section 4.5.  For each Plan Year prior to the Effective Date in which a Participant made a Salary Deferral or a Bonus Deferral, the Participant was eligible to receive a Company Contribution in an amount equal to the greater of:  (i) five percent (5%) of the Participant’s Eligible Compensation, or (ii) five percent (5%) of the sum of the Participant’s Salary Deferral and Bonus Deferral; provided, however, that the Company Contribution for a given Plan Year did not exceed the sum of the Participant’s Salary Deferral and Bonus Deferral.  Any Company Contribution was credited to the Participant’s Retirement/Termination Distribution Account at such time(s) as determined solely by the Company.  A Participant who made a Target Dollar Deferral with respect to a given Plan Year was not eligible to receive a Company Contribution for that Plan Year. No Participant shall be eligible to receive a Company Contribution for any Eligible Compensation paid or any Salary or Bonus Deferrals made on or after the Effective Date. For avoidance of doubt, no Participant shall be eligible to receive a Company Contribution for any Bonus earned in 2018 but paid in 2019.

Section 4.6.Alternative Company Contributions.  For periods prior to the Effective Date, a Participant who had completed one Year of Service was eligible to receive an Alternative Company Contribution, subject to the conditions set forth in this Section 4.6.  For each Plan Year prior to the Effective Date in which a Participant made a Target Dollar

Deferral, the Participant was eligible to receive a Company Alternative Contribution in an amount equal to the greater of:  (i) the Participant’s Target Dollar Deferral, or (ii) five percent (5%) of the Participant’s Eligible Compensation; provided, however, the Company Alternative Contribution for a given Plan Year did not exceed $25,000.  Any Company Alternative Contribution was credited to the Participant’s Retirement/Termination Distribution Account at such time(s) as determined solely by the Company. No Participant shall be eligible to make Target Dollar Deferrals or receive an Alternative Company Contribution for any periods on or after the Effective Date. For avoidance of doubt, no Participant shall be eligible to receive an Alternative Company Contribution for any Bonus earned in 2018 but paid in 2019.

Section 4.7.Transfers from Other Plans of Deferred Compensation.  The Company may credit an Eligible Employee with an amount under this Plan equal to the amount credited under a prior plan of deferred compensation maintained by the Company or its predecessor on behalf of a selected group of management and highly compensated employees.  Any such amount shall be credited to the Retirement/Termination Distribution Account.

Section 4.8.Vesting. A Participant shall be 100% vested in his Account at all times.

Article 5.PARTICIPANT ACCOUNTS

Section 5.1.Establishment of Accounts.  The Company shall establish on its books a hypothetical Account for each Participant.  Each Account shall be comprised of one or more sub-accounts.  One sub-account shall be referred to as the Retirement/Termination Account.  Generally, the distribution of amounts credited to the Retirement/Termination Account shall be subject to Section 7.1 or Section 7.2 (depending on the nature of the Participant’s separation from Service).  The other sub-accounts shall be referred to as In-Service Accounts.  Company Contributions and Alternative Company Contributions, when credited for periods prior to the Effective Date, were credited only to the Retirement/Termination Distribution Account.

Section 5.2.Earnings on Participant Accounts.  A Participant’s Account shall be credited with earnings in accordance with the Earnings Crediting Options, elected by the Participant from time to time, until such Account is fully distributed.  Participants may allocate their Retirement/Termination Account and/or each of their In-Service Accounts among the Earnings Crediting Options then available under the Plan only in accordance with rules and procedures adopted by the Administrator.  In the event no Earnings Crediting Option election is received, a Participant’s Account shall be deemed invested in an Earnings Crediting Option, as available from time to time, which has been designated as a default Earnings Crediting Option by the Administrator.  The deemed rate of return, positive or negative, credited under each Earnings Crediting Option is based upon the actual investment performance of such Earnings Crediting Option, and shall equal the total return of such Earnings Crediting Option, net of asset based charges, including, without limitation, money management fees, fund expenses and mortality and expense risk insurance contract charges.  The Company reserves the right, on a prospective basis, to add or delete Earnings Crediting Options.

Section 5.3.Earnings Crediting Options.  Notwithstanding that the rates of return credited to Participants’ Accounts under the Earnings Crediting Options are based upon the actual performance of the Earnings Crediting Options, the Company shall not be obligated to invest any Salary Deferrals, Bonus Deferrals, Target Dollar Deferrals, Company Contributions, Alternative Company Contributions or any other amounts in such Earnings Crediting Options.

Section 5.4.Changes in Earnings Crediting Options.  Subject to limitations set forth in Section 11, a Participant may change the Earnings Crediting Options to which his or her Account is deemed to be allocated with whatever frequency is determined by the Administrator, which shall not be less than four times per Plan Year.  Each such change may include (a) reallocation of the Participant’s existing Retirement/Termination Account and In-Service Accounts among the Earnings Crediting Options, and/or (b) reallocation of Earnings Crediting Options with respect to amounts to be credited to the Participant’s Account in the future, as the Participant may elect. Any such change must be in accordance with the rules and procedures adopted by the Administrator.

Section 5.5.Valuation of Accounts.  The value of a Participant’s Account as of any Valuation Date shall equal the amounts theretofore credited to such Account, including any earnings (positive or negative) deemed to be earned on such Account in accordance with Section 5.2 through the Valuation Date coincident with or immediately preceding such date, less the amounts theretofore deducted from such Account.

Section 5.6.Statement of Accounts.  Except as set forth below, the Administrator shall provide to each Participant, not less frequently than annually, a statement in such form as the Administrator deems desirable setting forth the balance standing to the credit of the Participant’s Account.  In lieu of providing such a statement, the Administrator may provide each Participant with electronic access to information regarding his or her Account via a website maintained by Plan’s third-party administrator.

Section 5.7.Distribution from Accounts.  The Participant’s Account shall be reduced by the amount of payments made by the Company to the Participant or the Participant’s Beneficiary pursuant to this Plan.  Any distribution made to or on behalf of a Participant from his or her Account in an amount which is less than the entire balance of any such Account shall be made pro rata from each of the Earnings Crediting Options to which such Account is then allocated.

Article 6.DISTRIBUTION ELECTIONS

Section 6.1.Election of Distribution Options.  In the first Enrollment Agreement filed by an Eligible Employee, the Eligible Employee shall elect the time and manner of payment pursuant to which the Eligible Employee’s Account will be paid.

Section 6.2.Retirement/Termination Account.  Initial elections as to the payment of a Participant’s Retirement/Termination Account upon Retirement shall be applicable to all amounts in the Retirement/Termination Distribution Account.

Section 6.3.In-Service Account.  The time and manner of payment elected with respect to an In-Service Account must be elected on the Enrollment Agreement at the time Salary Deferrals, Bonus Deferrals or (for periods prior to the Effective Date) Target Dollar Deferrals are first directed into the In-Service Account.  The election of the time and manner of payment will be applicable to all amounts in such In-Service Account.

Section 6.4.Election Changes.  An election to change the time and manner of payment of amounts deferred into one or more sub-account: 1) must delay distribution of such amount for at least 5 years beyond the original distribution date; 2) must be made at least 12 months before the original distribution date; and 3) will not be effective until 12 months after the Participant makes the new election.  For purposes of this Section 6.4, installment payments will be treated as a single form of payment.

Article 7.DISTRIBUTION OF BENEFITS

Section 7.1.Distribution of Benefits Upon Retirement.  Upon a Termination of Employment that qualifies as a Retirement under the Plan, the Participant’s Retirement/Termination Account shall be distributed in one of the following methods, as elected by the Participant in accordance with Section 6.2: (i) in a single lump sum, or (ii) in up to ten (10) annual installments.  In the event no distribution election is received, the Participant’s Retirement/Termination Account shall be distributed in a single lump sum.  Distribution of the Participant’s Retirement/Termination Account shall be made or commence on the first day of the seventh month following the Participant’s Termination of Employment.

Section 7.2.Distribution of Benefits Upon Termination Other Than Retirement. Upon a Termination of Employment that does not qualify as a Retirement, the Participant’s Retirement/Termination Distribution Account shall be distributed in a single lump sum on the first day of the seventh month following the Participant’s Termination of Employment.

Section 7.3.Distribution of Benefits From In-Service Distribution Account.  Each In-Service Account maintained on behalf of a Participant shall be distributed in one of the following methods, as elected by the Participant in accordance with Section 6.3: (i) in a single lump sum, or (ii) in up to five (5) annual installments.  In the event no distribution election is received, the Participant’s In-Service Account shall be distributed in a single lump sum.  Payment of each In-Service Account shall commence in the Plan Year elected by the Participant at a time selected by the Administrator.  Notwithstanding the preceding sentence, the remaining balance of an In-Service Account will be distributed in a single lump sum upon a Termination of Employment if the Participant elected to receive such a distribution pursuant to the first Enrollment Agreement filed with respect to the In-Service Account, provided that such distribution shall be made on the first day of the seventh month following the Participant’s Termination of Employment.

Section 7.4.Distribution of Benefits Upon a Change of Control.  A Participant’s entire Account balance shall become immediately due and payable upon the occurrence of a Change in Control only if (i) the Change in Control satisfies the requirements of Code Section 409A(a)(2)(A)(v) (and the guidance issued thereunder) and (ii) the Participant elected to receive a distribution of benefits upon a Change in Control pursuant to the first Enrollment Agreement filed with respect to the Participant’s Account.  Any such distribution of the Participant’s entire Account balance upon the occurrence of a Change in Control shall be made in a single lump sum as soon as practicable following the Change in Control.  For purposes of this Section 7.4, a Change in Control means a change in the ownership or effective control of the Corporation or in the ownership of a substantial portion of the assets of Navient, as determined in accordance with the requirements of Code Section 409A.

Section 7.5.Installment Payments.  If the Participant has elected to receive his or her Account in the form of installment payments, the first annual installment payment shall equal (i) the value of such Account as of the applicable Valuation Date, divided by (ii) the number of annual installment payments elected by the Participant in the Enrollment Agreement, pursuant to which such Account was established.  The remaining annual installments shall equal (i) the value of such Account as of the applicable Valuation Date divided by (ii) the number of installments remaining.

Section 7.6.Mode of Distribution.  Except as otherwise required under Article 11, all distributions and withdrawals under the Plan shall be made in cash.

Article 8.DISABILITY

Section 8.1.In the event a Participant becomes Disabled, the Participant’s Retirement/Termination Distribution Account, if any, shall be distributed to the Participant in accordance with Section 7.1 or Section 7.2, as applicable.  The Participant’s In-Service Distribution Accounts, if any, will be distributed to the Participant in accordance with Section 7.3(a), without regard to the fact that the Participant became Disabled.  In addition, the Participant’s right to make any further deferrals under this Plan shall terminate if the Participant has incurred a medically determinable physical or mental impairment resulting in the Participant’s inability to perform the duties of his or her position or any substantially similar position where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months.

Article 9.SURVIVOR BENEFITS

Section 9.1.Death of Participant Prior to the Commencement of Benefits.  In the event of a Participant’s death prior to the commencement of benefits in accordance with Section 7, the Participant’s entire Account balance shall be paid to the Participant’s Beneficiary, as determined under Section 12.3, in a single lump sum as soon as practicable following the Participant’s death..

Section 9.2.Death of Participant After Benefits Have Commenced.  In the event a Participant dies after annual installments from his or her Account have commenced, but before the entire balance of such Account has been paid, the remaining balance shall be paid to the Participant’s Beneficiary, as determined under Section 12.3, in a single lump sum as soon as practicable following the Participant’s death.

Article 10.EMERGENCY BENEFIT

Section 10.1.In the event that the Administrator, upon written request of a Participant, determines, in his or her sole discretion, that the Participant has suffered an unforeseeable financial emergency, the Company shall pay to the Participant from his or her Account, as soon as practicable  following  such determination,  an amount  necessary to meet the emergency, after deduction of any and all taxes as may be required pursuant to Section 12.9 (the “Emergency Benefit”), and after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).  An unforeseeable financial emergency means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary, or of a Participant’s dependent (as defined in Code Section 152, without regard to Code Section 152(b)(1), (b)(2), and (d)(1)(B)); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance); or similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  Examples of events that may constitute an unforeseeable financial emergency include the imminent foreclosure of or eviction from the Participant’s primary residence; the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication; and the need to pay for the funeral expenses of the Participant’s spouse, the Participant’s beneficiary, or the Participant’s dependent (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)).  Whether a Participant is faced with an unforeseeable financial emergency will be determined based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of an unforeseeable financial emergency may not be made to the extent that such emergency is or may be relieved:  (i) through reimbursement or compensation by available insurance or otherwise, (ii) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship or (iii) by cessation of deferrals under the Plan.  Emergency Benefits shall be paid first from the Participant’s In-Service Distribution Accounts, if any, in the order in which such Accounts would otherwise be distributed to the Participant.  If the distribution exhausts the In-Service Accounts, the Retirement/Termination Distribution Account may be accessed.  With respect to that portion of any Account which is distributed to a Participant as an Emergency Benefit in accordance with this Section, no further benefit shall be payable to the Participant under this Plan. Notwithstanding anything in this Plan to the contrary, a Participant who receives an Emergency Benefit in any Plan Year shall not be entitled to make any further Salary or Bonus Deferrals for the remainder of such Plan Year.

The amount available for distribution of amounts deferred under the Plan on account of an unforeseeable financial emergency shall be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution), and shall be determined in accordance with Code Section 409A and the regulations thereunder.  In all events, distributions due to an unforeseeable financial emergency shall be made solely in accordance with the provisions of Code Section 409A and related official guidance.

Article 11.EARNINGS CREDITING OPTION BASED ON COMPANY STOCK

Section 11.1.Vice Presidents and Above.  Notwithstanding any other provision of the Plan, for Participants who are or become a Vice President or above, any portion of such a Participant’s Account deemed to be invested in Navient stock may not be changed to another investment option for the entire period of time that the Account is maintained and shall be distributed in the form of Navient common stock.

Article 12.MISCELLANEOUS

Section 12.1.Amendment and Termination.  The Plan may be amended, suspended, discontinued or terminated at any time by Navient; provided, however, that no such amendment, suspension, discontinuance or termination shall reduce or in any manner adversely affect the rights of any Participant with respect to benefits that are payable or may become payable under the Plan based upon the balance of the Participant’s Accounts as of the effective date of such amendment, suspension, discontinuance or termination.  Notwithstanding the foregoing, in no event shall any amendment, modification or termination be made in a manner that is inconsistent with the requirements under Code Section 409A.

Section 12.2.Claims Procedure.

(a)	Claim

A person who believes that he or she is being denied a benefit to which he or she is entitled under the Plan (hereinafter referred to as a “Claimant”) may file a written request for such benefit with the Plan’s third-party administrator, setting forth the claim.

(b)	Claim Decision

Upon receipt of a claim, the Plan’s third-party administrator shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period.  The Plan’s third-party administrator may, however, extend the reply period for an additional ninety (90) days for reasonable cause.

If the claim is denied in whole or in part, the Claimant shall be provided a written opinion, using language calculated to be understood by the Claimant, setting forth:

(1)	The specific reason or reasons for such denial;
(2)	The specific reference to pertinent provisions of this Agreement on which such denial is based;

(3)	A description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is necessary; and
(4)	Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review.
(c)	Request for Review

Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Administrator review the determination of the Plan’s third-party administrator.  The Claimant or his/her duly authorized representative may, but need not, review the pertinent documents and submit issues and comment in writing for consideration by the Administrator.  If the Claimant does not request a review of the initial determination within such sixty (60) day period, the Claimant shall be barred and estopped from challenging the determination.

(d)	Review of Decision

Within sixty (60) days after the Administrator’s receipt of a request for review, it will review the initial determination.  After considering all materials presented by the Claimant, the Administrator will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Agreement on which the decision is based.  If special circumstances require that the sixty (60) day time period be extended, the Administrator will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

Section 12.3.Designation of Beneficiary.  Each Participant may designate a Beneficiary or Beneficiaries (which Beneficiary may be an entity other than a natural person) to receive any payments which may be made following the Participant’s death.  Such designation may be changed or canceled at any time without the consent of any such Beneficiary.  Any such designation, change or cancellation must be made in a form approved by the Administrator and shall not be effective until received by the Administrator, or his or her designee.  If no Beneficiary has been named, or the designated Beneficiary or Beneficiaries shall have predeceased the Participant, the Beneficiary shall be the Participant’s estate.  If a Participant designates more than one Beneficiary, the interests of such Beneficiaries shall be paid in equal shares, unless the Participant has specifically designated otherwise.

Section 12.4.Limitation of Participant’s Right.  Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment of the Company, nor shall it interfere with the rights of the Company to terminate the employment of any Participant and/or to take any personnel action affecting any Participant without regard to the effect which such action may have upon such Participant as a recipient or prospective recipient of benefits under the Plan.  Any amounts payable hereunder shall not be deemed salary or other compensation to a Participant for the purposes of computing benefits to which the Participant may be entitled under any other arrangement established by the Company for the benefit of its employees.

Section 12.5.No Limitation on Company Actions.  Nothing contained in the Plan shall be construed to prevent the Company from taking any action which is deemed by it to be appropriate or in its best interest.  No Participant, Beneficiary, or other person shall have any claim against the Company as a result of such action.

Section 12.6.Obligations to Company.  If a Participant becomes entitled to a distribution of benefits under the Plan, and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owing to the Company that arose in the ordinary course of the service relationship between the Company and the Participant, then the Company may offset, to the extent permitted under Treasury Regulation §1.409A-3(j)(4)(xiii), such amount owed to it against the amount of benefits otherwise distributable, to the extent permissible under State law.  Such determination shall be made by the Administrator.

Section 12.7.Nonalienation of Benefits.  Except as expressly provided herein, no Participant or Beneficiary shall have the power or right to transfer (otherwise than by will or the laws of descent and distribution), alienate, or otherwise encumber the Participant’s interest under the Plan, except pursuant to a domestic relations order that would qualify as a Qualified Domestic Relations Order under section 414(p) of the Code.  The Company’s obligations under this Plan may not be assigned or transferred except to (a) any corporation or partnership which acquires all or substantially all of the Company’s assets or (b) any corporation or partnership into which the Company may be merged or consolidated.  The provisions of the Plan shall inure to the benefit of each  Participant and the  Participant’s Beneficiaries, heirs, executors, administrators or successors in interest.

Section 12.8.Protective Provisions.  Each Participant shall cooperate with the Company by furnishing any and all information requested by the Company in order to facilitate the payment of benefits hereunder, taking such physical examinations (for insurance purposes) as the Company may deem necessary and taking such other relevant action as may be requested by the Company.  If a Participant refuses to cooperate, the Company shall have no further obligation to the Participant under the Plan, other than payment to such Participant of the then current balance of the Participant’s Accounts in accordance with his or her prior elections.

Section 12.9.Withholding Taxes.  Subject to the requirements of Code Section 409A and any guidance issued thereunder, the Company may make such provisions and take such action as it may deem necessary or appropriate for the withholding of any taxes which the Company is required by any law or regulation of any governmental authority, whether Federal, state or local, to withhold in connection with any benefits under the Plan, including, but not limited to, the withholding of appropriate sums from any amount otherwise payable to the Participant (or his or her Beneficiary).  Each Participant, however.  shall be responsible for the payment of all individual tax liabilities relating to any such benefits.

Section 12.10.Unfunded Status of Plan.  The Plan is intended to constitute an “unfunded” plan of deferred compensation for Participants.  Benefits payable hereunder shall be payable out of the general assets of the Company, and no segregation of any assets whatsoever for such benefits shall be made.  Notwithstanding any segregation of assets or transfer to a grantor trust, with respect to any payments not yet made to a Participant, nothing contained herein shall give any such Participant any rights to assets that are greater than those of a general creditor of the Company.

Section 12.11.Severability.  If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

Section 12.12.Government Law.  The Plan shall be construed in accordance with the laws of the State of Delaware, without reference to the principles of conflict of laws.

Section 12.13.Headings.  Headings are inserted in this Plan for convenience of reference only and are to be ignored in the construction of the provisions of the Plan.

Section 12.14.Gender.  Singular or Plural.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require.  As the context may require, the singular may read as the plural and the plural as the singular.

Section 12.15.Notice.  Any notice or filing required or permitted to be given to the Plan or the Administrator under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Human Resources Department, or to such other entity as the Administrator may designate from time to time.  Such notice shall be deemed given as to the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

IN WITNESS WHEREOF, Navient Corporation has caused this Plan to be duly executed in its name and on its behalf as of the ______ day of June, 2018.

NAVIENT CORPORATION

By:

Mark L. Heleen
Executive Vice President, Chief Legal Officer & Secretary